Exhibit 99.1

ASX Announcement

25 June 2024

Termination of agreement for Sev.en Global Investments a.s. to acquire The Energy & Minerals Group’s majority stake in Coronado Global Resources Inc.

Coronado Global Resources Inc. (ASX:CRN) (Coronado or the Company) refers to the attached media release issued by The Energy & Minerals Group (EMG) announcing that EMG has terminated the proposed transaction with Sev.en Global Investments a.s. (SGI).

On 26 September 2023, Coronado announced that SGI and EMG had signed a binding agreement for SGI to acquire all of EMG’s interest in Coronado subject to customary closing conditions, including regulatory approvals. As per the attached media release, Coronado notes that the agreement between SGI and EMG was terminated by EMG due to the inability to obtain the necessary regulatory approvals prior to an outside date for completion.

Termination of the agreement does not adversely affect the Company’s operations.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Andrew Mooney	Helen McCombie
Vice President Investor Relations and Communications	Morrow Sodali
P: +61 458 666 639	P: +61 411 756 248
E: amooney@coronadoglobal.com	E: h.mccombie@morrowsodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

The Energy & Minerals Group announces termination of agreement for Sev.en Global Investments a.s. to Acquire Majority Stake in Coronado Global Resources Inc.

FOR IMMEDIATE RELEASE

June 24, 2024

In September of 2023, Sev.en Global Investments a.s. signed a binding agreement to acquire a 51% interest (the “Transaction”) in Coronado Global Resources Inc. (CRN:ASX) (“Coronado”) from affiliates of The Energy & Minerals Group (“EMG”). The agreement had an outside date for completion of the Transaction of June 22, 2024 (the “Outside Date”). EMG has terminated the agreement in light of certain conditions not being satisfied by the Outside Date (including receipt of FIRB regulatory approval).

Coronado produces high-quality metallurgical coal from three mining complexes, in two of the largest and most productive metallurgical coal basins in the world – Queensland’s Bowen Basin in Australia and the Central Appalachian region of the United States.

About The Energy & Minerals Group

About The Energy & Minerals Group. The Energy & Minerals Group (EMG) is the management company for a series of specialized private equity funds. EMG is one of the worlds largest private investors focused on various segments of the natural resource complex critical to the global economy. EMG currently has approximately $14 billion of assets under management. For more information, please visit www.emgtx.com.